Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of PositiveID Corporation (the “Company”) of our report dated March 26, 2012, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2011 and 2010 and for the years then ended, which includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern and an explanatory paragraph regarding the restatement of the financial statements for the presentation of the Company’s ID Security segment as a discontinued operation, and of our report dated August 5, 2011, with respect to our audits of the financial statements of MicroFluidic Systems as of December 31, 2010 and 2009 and for the years then ended. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

New York, New York

July 20, 2012